Exhibit 16

RM Adviser, a subsidiary of RealtyMogul, Acquires 93-Unit Multifamily Portfolio in Richmond, VA

LOS ANGELES, CA RM Adviser, LLC (“RM Adviser”), the direct acquisitions arm of RealtyMogul, a leading real estate private equity firm, has acquired Pohlig Box Factory and Superior Warehouse Apartments, located in Richmond, VA. The portfolio, a two-property mixed-used apartment complex, comprises 93 multifamily units with approximately 7,700 square feet of ground floor retail space. RM Adviser acquired the properties through a special purpose entity of which RM Adviser serves as the manager and MogulREIT I, LLC serves as the member. The properties were originally warehouses built in the 1850s and went through adaptive reuse in the 2000s for conversion to multifamily and retail. The adaptive reuse paired the industrial look and feel of the buildings with modern touches and high-end interiors.

Michael Schoellhammer, Managing Director of RM Adviser shared, “We are very pleased with our acquisition of Pohlig Box Factory and Superior Warehouse apartments in Richmond, Virginia. We have continued our focus on select markets in Virginia, including Richmond, and these properties are ideally situated in the trendy Shockoe Bottom neighborhood adjacent to a grocery store, a pharmacy, and a public transit stop.”

Schoellhammer went on to discuss the business plan for the property, stating “the adaptive reuse of these warehouses was beautifully executed, and the properties are gorgeous with great interior layouts. While the apartments at Pohlig already have high-end finishes, our strategic renovation plan is to refresh those units and further update them with a modern lighting package. There is a more significant value-add potential at the Superior Warehouse apartments, which will be brought in line with the Pohlig apartment units. We are going to refresh the common areas, and we see the opportunity to blend modern design with the historic feel of the properties to create a unique living experience. Amenity enhancements will include an outdoor living area and new leasing office and lounge. Finally, the street-level retail spaces will be reconfigured to optimize their potential and make them more attractive to the existing and future tenants.”

This acquisition will be RM Adviser’s second partnership with The ROSS Companies. “This acquisition deepens our partnership with The ROSS Companies and represents the second property where they will act as our property manager. Working with them has been fantastic and we are pleased to grow the relationship further,” Schoellhammer shared.

In line with RM Adviser’s real estate acquisition strategy, Pohlig Box Factory and Superior Warehouse apartments are located in a growing multifamily market. According to Axiometrics, the Richmond Metro multifamily market continues to be one of the top performing secondary submarkets on the East Coast, with robust rent growth and occupancy in 2019.

Much of this is credited to the large number of young professionals who value the “live, work, play” culture that Richmond is continuing to develop.

About RM Adviser

RM Adviser is the direct acquisition arm of RealtyMogul. RealtyMogul is a private equity firm with investments in over $2 billion of real estate including historical investments in over 15,000 apartment units. Through RM Adviser, RealtyMogul targets $10MM-$40MM multifamily assets in stable and emerging U.S. markets. In addition to direct acquisitions, RealtyMogul deploys capital in multifamily, office, retail and industrial properties through joint venture equity and preferred equity investments nationally. RealtyMogul offers securities through North Capital Private Securities Corporation, member FINRA/SIPC. For more information about RealtyMogul, visit www.Realtymogul.com

About ROSS Companies

ROSS Companies, founded in 1983 in Bethesda, Maryland, is a recognized leader in multifamily acquisitions and investment, development, property management and renovation. With a managed portfolio of more than 10,000 apartment homes in more than 30 communities, the privately held company is one of the most active multifamily real estate firms in the Mid-Atlantic region, and is recognized for its ability to add value to communities and to drive high levels of resident satisfaction. ROSS Companies is comprised of three affiliates – ROSS Development & Investment, ROSS Management Services and ROSS Renovation & Construction. In 2018, ROSS Development & Investment celebrated its 35th anniversary and ROSS Management Services celebrated 30 years in business. In 2018, ROSS Management Services was honored for the fourth consecutive year with a National Resident Satisfaction Award from SatisFacts. Also, in 2019, it was announced that nine ROSS-managed apartment communities had been awarded the Apartment Ratings’ Top-Rated Award for 2018, reflecting ROSS Companies’ unwavering commitment to customer satisfaction. These annual awards recognize communities with outstanding resident satisfaction ratings as measured on ApartmentRatings.com. For more information about ROSS Companies, visit Ross-Companies.com.

Forward-Looking Statements

Certain statements contained herein forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in the forward-looking statements. Accordingly, we make no representation or warranty, express or implied, about the accuracy of any such forward-looking statements contained hereunder about the accuracy of any such forward-looking statements contained hereunder. Except as otherwise required by federal securities laws, we undertake no obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, whether as a result of new information, future events or otherwise.